EXHIBIT 4.0

STOCK OPTION AGREEMENT

OF

BMC WEST CORPORATION

This Stock Option Agreement (this "Agreement") is made and entered into as of February 6, 1997 (the “Date of Grant”) by and between BMC West Corporation, a Delaware corporation (the "Company"), and Robert E. Mellor, as Optionee.

RECITALS

WHEREAS, Optionee is currently a director of the Company and has agreed to serve as the President and Chief Executive Officer and as a director of the Company’s parent (“Holdings”) after the Company’s corporate reorganization occurs, pursuant to which the Company will merge with and into a subsidiary of Holdings and, as a result, the Company will become a wholly-owned subsidiary of Holdings; and

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the grant to Optionee of an option to purchase shares of the common stock of the Company (the "Common Stock"), on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth herein, the parties hereto hereby agree as follows:

1. Grant of Option; Certain Terms and Conditions. The Company hereby grants to Optionee, and Optionee hereby accepts, as of the Date of Grant, an option to purchase 50,000 shares of Common Stock (the "Option Shares") at an exercise price of $12.50 per share (the “Exercise Price”), which option shall expire at 5:00 o'clock p.m., Boise, Idaho time on February 5, 2007 (the “Expiration Date”) and shall be subject to all of the terms and conditions set forth in this Agreement (the "Option"). This Option shall vest and become exercisable with respect to a certain number of Option Shares when the Fair Market Value (as defined in Section 4(a) below) of the Common Stock reaches certain values, all in accordance with the schedule below. In order for the vesting thresholds set forth below to be triggered, the Fair Market Value of the Common Stock must be greater than or equal to the amount designated below for ten (10) consecutive trading days or for twenty (20) trading days in any thirty (30) trading day period. Once a threshold is triggered, this Option shall remain exercisable as to the installment associated with such threshold notwithstanding a subsequent decrease in stock price.

Number of Options Shares
Fair Market Value	Vesting when Common Stock
to be Reached*	Reaches Fair Market Value

$15.00	25,000 shares

$18.00	12,500 shares

$21.00	12,500 shares

*	Fair Market Value will be adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations and similar events.

All option shares shall vest, if not earlier vested pursuant to the terms of this Section 1, on February 6, 2002, regardless of the Fair Market Value of the Common stock prior to or as of such date.

This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code.

2. Acceleration and Termination of Option.

(a) Termination of Employment

(i) Death or Permanent Disability. If Optionee shall cease to be an employee, director and officer (collectively, “Employment”) of the Company and/or any of its parents or subsidiaries (a “Termination”) by reason of the death or permanent disability of Optionee, then (A) the portion of this Option that has not vested on or prior to the date of such Termination of Employment shall terminate on such date and (B) the remaining vested portion of this Option shall terminate upon the earlier of the Expiration Date or the date which is twelve (12) months after the date of such Termination of Employment. Optionee shall not be deemed to have a permanent disability until proof of the existence thereof shall have been furnished to the Compensation Committee of the Board (the “Committee”) or to the Board in such form and manner, and at such times, as the Committee or Board may require. Any determination by the Committee or Board that Optionee does or does not have a permanent disability shall be final and binding upon the Company and the Optionee.

(ii) Retirement After Age 65. If Optionee's Employment is Terminated by reason of Optionee's retirement in accordance with the Company's then-current retirement policy (or the then-current retirement policy of any of the Company's parents or subsidiaries, if applicable) after age 65 ("Retirement"), then (A) the portion of the Option that has not vested on or prior to the date of such Retirement shall terminate on such date and (B) the remaining vested portion of the Option shall terminate upon the earlier of the Expiration Date or the date which is thirty-six (36) months after the date of such Retirement.

(iii) Termination for Cause. If Optionee's Employment is Terminated for Cause (as defined below), then this Option shall terminate upon the date of such Termination of Employment and shall cease to be exercisable. Employment shall be deemed to have been terminated for “Cause” if Optionee is determined by the Board to have willfully breached his duty in the course of Employment or to have committed an act of embezzlement, fraud, dishonesty or deliberate disregard of the rules of the Company and/or any of its parents or subsidiaries or engaged in any conduct which constitutes unfair competition with the Company and/or any of its parents or subsidiaries (as determined by the Board acting in its sole discretion).

(iv) Other Termination. If Optionee's Employment is Terminated for no reason, or for any reason other than Retirement, death or permanent disability, or for Cause, then (A) the portion of this Option that has not vested on or prior to the date of such Termination of Employment shall terminate on such date and (B) the remaining vested portion of this Option shall terminate upon the earlier of the Expiration Date or the date which is twelve (12) months after the date of such Termination of Employment.

(b) Events Causing Acceleration of Option. The Committee or Board, in its sole discretion, may accelerate the exercisability of this Option at any time and for any reason. In the event of a Change in Control of the Company (as defined below), this Option shall become immediately exercisable in full. A “Change in Control” of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have the same proportionate ownership of the commons tock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company, or (iii) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty (50%) percent or more of the Company’s outstanding Common Stock, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Notwithstanding the above, a Change of Control shall not be deemed to have occurred in connection with a transaction resulting in a merger, consolidation, sale of assets or sale of securities if such transaction has been initiated (in contrast to an action in response to or resulting from receipt of an offer or its equivalent from a third party) at the direction of the Board acting with the approval of a majority of the independent directors.

(c) Other Events Causing Acceleration and Termination of Option. In the event of (a) a dissolution or liquidation of the Company, or (b) a merger or consolidation in which the Company is not the surviving corporation, the Company shall give to the Optionee, at the time of adoption of the plan for liquidation, dissolution, merger or consolidation, either: a reasonable time thereafter within which to exercise this Option in full, prior to the effectiveness of such liquidation, dissolution, merger or consolidation, at the end of which time this Option shall terminate; or the right to exercise this Option as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such liquidation, dissolution, merger or consolidation.

3. Adjustments. In the event that the outstanding securities of the class then subject to this Option are increased, decreased or exchanged for or converted into cash, property and/or a different number of kind of securities, or cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or in the event that substantially all of the property and assets of the Company are sold, then, unless such event shall cause this Option to terminate pursuant to Section 2(c) hereof, the Committee or Board shall make appropriate and proportionate adjustments in the number and type of shares or other securities or cash or other property that may thereafter be acquired upon the exercise of this Option; provided, however, that any such adjustments in this Option shall be made without changing the aggregate Exercise Price of the then unexercised portion of this Option. In the event any fractional shares of stock would result on account of any such adjustment, then the number of shares shall be rounded upward to the nearest whole share.

4. Manner of Exercise. This Option shall be exercisable during Optionee's lifetime only by Optionee or his Permitted Transferee (as defined in Section 7(b) herein), and after Optionee's death only by the Permitted Transferee or the person or entity entitled to do so under Optionee's or Permitted Transferee’s last will and testament, whichever is applicable, or applicable intestate law. This Option may be exercised with respect to all or any part of the Option Shares then subject to such exercise as follows:
(a) By giving the Company written notice of such exercise specifying the number of the Option Shares as to which the Option is so exercised and accompanied by an amount equal to the aggregate Exercise Price of such shares, in the form of any one or combination of (i) cash, a certified check or postal or express money order payable to the order of the Company in lawful money of the United States, (ii) shares of Common Stock previously acquired by Optionee, in satisfaction of all or a portion of such aggregate Exercise Price, and any Common Stock so delivered shall be valued at its Fair Market Value on the date of exercise; provided, however, that any Options may not be exercised by the deliver of Common Stock more frequently than at six-month intervals, or (iii) delivery of a properly executed exercise notice together with such other documentation as the Committee or Board and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the aggregate Exercise Price.

“Fair Market Value” as used in this Agreement shall mean (i) if the Common Stock is listed on the New York Stock Exchange or any other established stock exchange or on the Nasdaq National Market, the closing sales price of the Common Stock on the relevant date as reported in the Wall Street Journal, (ii) if the Common Stock is not then listed on an exchange or traded on the Nasdaq National Market, the average of the closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on Nasdaq on such date, or (iii) if the Common Stock is not then listed on an exchange or quoted on Nasdaq, an amount determined in good faith by the Board or the Committee.

(b) If required by the Company, by giving satisfactory assurance in writing, signed by Optionee or his or her legal representative, that such shares are not being purchased with a view to the distribution thereof; provided, however, that such assurance shall be deemed inapplicable to (1) any sale of such shares by the Optionee subject to a registration statement covering such sale, which has heretofore been (or may hereafter be) filed and become effective under the Securities Act of 1933, as amended (the "1933 Act"), and with respect to which the registration statement is current and no stop order suspending the effectiveness thereof has been issued, and (2) any other sale of such shares with respect to which, in the opinion of counsel for the Company, such assurance is not required to be given in order to comply with the provisions of the 1933 Act.

As soon as practicable after receipt of such written notice(s) required by this Section4 from Optionee, the Company shall, without transfer or issue tax or other incidental expenses to Optionee, deliver to Optionee at the office of the Company, or such other place as may be mutually acceptable to the Company and Optionee, a certificate or certificates for such shares, which certificate or certificates may bear such legend or legends with respect to restrictions on transfer as counsel for the Company deems to be required by applicable provisions of law and this Agreement; provided, however, that nothing herein shall be deemed to impose upon the Company any obligation to deliver any shares of Common Stock to the Optionee if, in the opinion of counsel, for the Company, doing so would violate any provision of: (i) the 1933 Act; (ii) the Securities Exchange Act; (iii) any applicable listing requirements of any national securities exchange; (iv) any state securities regulation or "Blue Sky" laws; or (v) requirements under any other law or regulation applicable to the issuance or transfer of such shares. In no event shall the Company be required to take any affirmative action to comply with any of such laws, regulations or requirements, nor shall the Company be liable for any failure to deliver shares of Common Stock because such shares have not been registered or because a registration statement with respect thereto is not current or because such delivery would otherwise be in violation of any applicable law or regulation.

5. Payment of Withholding Taxes. By accepting this Option, the Optionee, both personally and on behalf of any person to whom Optionee's rights under this Option shall pass by will or the laws of descent and distribution, agrees that, if the Company so requires, whenever Option Shares are to be issued by reason of the exercise of this Option, the Optionee or such other person who is to receive such stock will remit to the Company, prior to the delivery of any certificate or certificates for such shares, all or any part of an amount determined by the Company in its discretion to be sufficient to satisfy federal, state and local withholding tax requirements which the Company, or its counsel, determine may be payable with respect to such exercise. Such withholding may be paid in cash, by check payable to the Company, or by delivery of shares of the Company's Common Stock, valued at the Fair Market Value of such Common Stock on the date of delivery or by surrender of a portion of this Option.

6. Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or five (5) days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the Company at 1475 Tyrell Lane, Boise, Idaho 83760, Attention: Treasurer, or to Optionee at the address set forth beneath his or her signature on the signature page hereto, or at such other addresses as they may designate by written notice in the aforesaid manner.

7. Transferability.

(a) Subject to the provisions of Section 7(b), neither this Option nor any interest therein may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution. The transfer by Optionee to a trust created by Optionee for the benefit of Optionee or Optionee’s family which is revocable at any and all times during Optionee’s lifetime by Optionee and as to which Optionee is the sole trustee during his or her lifetime, will not be deemed to be a transfer for purposes of this Agreement. Under such rules and regulations as Committee or Board may establish, a beneficiary may be designated with respect to an Option grant in the event of the death of Optionee. If the estate of Optionee is the beneficiary with respect to the grant, any rights with respect to such grant may be transferred to the person or entity (including a trust) entitled thereto under the will of Optionee or pursuant to the laws of descent and distribution. In the event of any attempt by Optionee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or of any right hereunder, except as provided for herein, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Option shall thereupon become null and void and of no effect.

(b)  Notwithstanding the provisions of Section 7(a), the Committee or Board may, in its discretion, authorize and permit all or a portion of the Option to be transferred by such Optionee to (i) the spouse, children or grandchildren of the Optionee (collectively, “Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which such Immediate Family Members are the only partners, or (iv) any other person or entity that the Committee or Board, in its discretion, may permit (collectively, when so approved by the Committee or Board, a “Permitted Transferee”); provided that subsequent transfers of transferred Options shall be prohibited except those in accordance with Section 7(a). Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 2(c), 4(a), 5,6, 7(a), 9, 11, and 12 hereof the term “Optionee” shall be deemed to refer to the Permitted Transferee. The events of termination of employment of Section 2(a) hereof shall continue to be applied with respect to the original Optionee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods specified in Section 2(a). The Company shall have no obligation to notify the Permitted Transferee as to events that my affect the exercisability or expiration of the Option including, without limitation, the original Optionee’s termination of Employment. Before any transfer becomes effective, the intended transferee (or his/her parents or legal guardians) must execute an assumption agreement describing the rights and obligations of the intended transferee including, without limitation, who has the power to exercise the Option (if the intended transferee is a minor, partnership, trust or corporation or otherwise it is not readily apparent who has the authority to exercise such Option), who is responsible for taxes and to whom notices are to be delivered.

8. Stockholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Option Shares until this Option shall have been duly exercised to purchase such Option Shares in accordance with the provisions of this Agreement.

9. Regrants. The Committee or the Board may, with the consent of Optionee, amend this Agreement or adopt a new agreement in lieu of this Agreement to take into account a decrease in the Fair Market Value of the Common Stock, or for any other reason the Committee or the Board shall deem appropriate provided that, any new or amended Agreement granted hereunder shall have an exercise price not less than one hundred percent (100%) of the Fair Market Value at the date of regrant or amendment.

10. Employment Rights; Other Plans. No provision of this Agreement or of this Option granted hereunder shall (a) confer upon Optionee any right to continue in the employ of or to associate with the Company or any of its parents or subsidiaries, (b) affect the right of the Company and each of its parents and subsidiaries to terminate the Employment of Optionee, with or without cause, or (c) confer upon Optionee any right to participate in any employee welfare or benefit plan or other program of the Company or any of its parents or subsidiaries other than this Agreement. Nothing in this Agreement is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to Optionee, which the Company or its parents or subsidiaries now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, insurance, stock purchase, incentive compensation or bonus plan. Optionee hereby acknowledges and agrees that the Company and each of its parents and subsidiaries may terminate the Employment of Optionee at any time and for any reason, or for no reason, unless Optionee and the Company or such parent or subsidiary are parties to a written employment or other agreement that expressly provides otherwise.

11. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of any successors and assigns of the Company or its parents or subsidiaries, and upon Optionee and Optionee's heirs, executors, administrators, personal representatives, permitted assignees and successors in interest.

12. Interpretation. The interpretation and construction of this Agreement by the Committee or Board, where specifically reserved to the Committee or Board pursuant to this Agreement, shall be final and binding upon Optionee. Questions of interpretation of any of the provisions of this Agreement not specifically reserved for interpretation by the Committee or the Board shall be resolved by legal counsel for the Company selected by the Board.

13. Governing Law. This Agreement and the Option granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding the choice of law provisions thereof.

IN WITNESS WHEREOF, the Company and Robert E. Mellor, as Optionee, have duly executed this Agreement as of the Date of Grant.

BMC WEST CORPORATION

/s/ George E. McCown

By: George E. McCown
Title: Chairman

OPTIONEE

By: /s/ Robert E. Mellor
Robert E. Mellor